Exhibit 10.6

ATTEROCOR, INC.

JULIA C. OWENS EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 25, 2012 (the “Effective Date”) by and between Atterocor, Inc. (the “Company”), and Julia C. Owens (“Executive”).

RECITALS

WHEREAS, Executive has been engaged by the Company as a consultant to serve as the Company’s acting Chief Executive Officer pursuant to that certain Consulting Agreement dated January 23, 2012 (the “Consulting Agreement”);

WHEREAS, pursuant to that certain Restricted Stock Purchase Agreement dated January 23, 2012, and as amended July 25, 2012 (the “RSPA”), the Company issued to Executive 700,000 shares of common stock of the Company (“Common Stock”); and

WHEREAS, the Company and Executive desire to terminate the Consulting Agreement as of the date hereof and enter into this new employment agreement to memorialize the terms and conditions of Executive’s arrangement with the Company as an employee serving as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.                                      Duties and Scope of Employment.

(a)             Positions and Duties. As of July 25, 2012 (the “Start Date”), Executive, as a Company employee, will serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)             Board Membership. Executive will serve as a director of the Board, in the capacity of common holder representative, subject to any required Board and/or stockholder approval.

(c)              Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.                                      At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.                                      Compensation.

(a)         Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $300,000 as compensation for her services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments at the discretion of the Board based upon the Company’s normal performance review practices.

(b)         Target Bonus. Executive will be eligible to receive an annual bonus (which shall be prorated for the first year of the Employment Term) up to a maximum of 30% of Executive’s Base Salary, as then in effect, less applicable withholdings, with any such bonus to be determined at the sole discretion of the Board upon consideration of achievement of performance objectives to be agreed upon by the Board and Executive within two (2) months of employment (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. For clarification, the Target Bonus will not be deemed earned until determined so by the Board.

(c)          Stock Option. At the first meeting of the Board following the Effective Date, it will be recommended that Executive be granted a nonstatutory stock option to purchase 708,867 shares of Common Stock at an exercise price equal to the fair market value on the date of grant (the “Option”). The number of shares subject to the Option (excluding the 700,000 shares of Common Stock previously issued to Executive pursuant to the RSPA (the “RSPA Shares”) represents approximately five percent (5%) of the Company’s fully diluted common stock (on an as-converted basis) as of July 25, 2012, calculated as if the Option were granted and outstanding as of such date. Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one (1) year after the Start Date, and as to 1 /48th of the shares subject to the Option monthly thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to Executive continuing to provide services to the Company in her capacity as Chief Executive Officer through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2012 Stock Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. The vesting of the RSPA Shares will continue to be governed by the terms of the RSPA and such vesting shall be independent of that of the Option.

4.                                      Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans, which are as yet to be established and maintained by the Company, of general applicability to other employees of the Company, which shall include standard medical and dental benefits, subject to possible employee contribution of a portion of the cost thereof consistent with that required of employee participants (“Health Care Benefits”) and vacation accrual, provided, however, until the time that the Company establishes such Health Care Benefits, the Company will reimburse Executive for Executive and her covered dependants reasonable medical and dental health care premiums. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.                                      Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.                                      Severance.

(a)         Termination for other than Cause, Death or Disability. If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability, then, subject to Section 7, Executive will be entitled to: (i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for six (6) months (plus an additional month of severance for each full year of Employment Term (up to a maximum of twelve (12) months of severance pay)) from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (ii) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage for Executive and her covered dependents for six (6) months (plus an additional month of reimbursement for COBRA coverage for each full year of Employment Term (up to a maximum of twelve (12) months of reimbursement), in each case less the amount of monthly employee contribution that applied to Executive prior to the effective date of Executive’s termination of employment) from the date of Executive’s termination of employment or such earlier date if Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); and (iii) accelerated vesting of such number of shares subject to Executive’s Option as would have vested had Executive’s employment continued for an additional six (6) months (plus an additional month of vesting for each full year of Employment Term (up to a maximum of twelve (12) months of vesting)) following such termination of employment. In the event the Company does not qualify for COBRA, the benefits received by Executive under (ii) above shall instead be equal to the corresponding amounts of independently obtained health insurance coverage premiums of Executive.

(b)         Termination in the Event of a Change of Control. If upon or within twelve (12) months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability, or (ii) the Executive resigns from such employment for Good Reason, then in each such event, subject to Section 7, Executive will be entitled to: (A) receive the continuing payments of severance pay as described in Section 6(a)(i) above; (B) receive the reimbursements for Executive’s COBRA premiums as described in Section 6(a)(ii) above; and (C) if Executive’s Option is assumed or an equivalent option is substituted by the Company (or any parent or subsidiary or successor of the Company) following a Change of Control (a “Continuing Option”), accelerated vesting as to 100% of the Continuing Option.

(c)          Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason upon or within twelve (12) months following a Change of Control), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d)         Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 6.

7.                                      Conditions to Receipt of Severance; No Duty to Mitigate.

(a)         Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6(a) or (b) will be subject to Executive signing and not revoking a standard separation agreement and release of claims with the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b)         Nonsolicitation. The receipt of any severance benefits pursuant to Section 6(a) or (b) will be subject to Executive not violating the provisions of Section 10. In the event Executive breaches the provisions of Section 10, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6(a) or (b) will immediately cease.

(c)          Section 409A.

(i)                              Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                               Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(c)(iii). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)                               Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)                              Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v)                              Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1 (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi)                              The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)         Proprietary Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Proprietary Information Agreement (as defined in Section 9).

(e)          No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.                                      Definitions.

(a)         Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform her employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

(b)         Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as any of the following, whether accomplished through one or a series of related transactions:

(i)                               a merger or acquisition in which the Company is not the surviving entity, except for a transaction where, (1) the principal purpose of which is to change the State in which the Company is incorporated or (2) the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder);

(ii)                               the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii)                               any transaction by which 50% or more of the Company’s outstanding voting stock is transferred to individuals or entities different from the holders of such stock immediately prior to such transaction (other than affiliates of such holders), including without limitation, any reverse or other merger in which the Company is the surviving entity (provided that the transfer of outstanding voting stock for the purposes of, or in connection with, raising additional funds shall not constitute a Change of Control hereunder).

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c)          Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d)         Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company retains a similar position with respect to the Company following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s Base Salary (in other words, a reduction of more than ten percent (10%) of Executive’s Base Salary in any one year); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e)          Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of her termination of employment as determined under Treasury Regulation Section 1.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or(ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 40l(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

9.                                      Proprietary Information. Executive agrees to enter into a Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) in the form attached hereto as Exhibit A upon commencing employment hereunder.

10.                               Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any other entity or person. Executive represents that she (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

11.                               Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.                               Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Atterocor, Inc.

Attn: Chief Financial Officer at the time

820 Heatherway

Ann Arbor, MI 48104

If to Executive:

at the last residential address of Executive known by the Company.

13.                               Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.                               Integration. This Agreement, together with the RSPA, Option Plan, Option Agreement and the Proprietary Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

15.                               Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.                               Indemnification. Subject to Board approval, the Company will enter into an agreement with Executive providing for indemnification of Executive to the extent she is made or is threatened to be made a party to any proceeding by reason of her position with the Company, on terms and conditions approved by the Board.

17.                               Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.                               Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.                               Governing Law. This Agreement will be governed by the laws of the State of Michigan (with the exception of its conflict of laws provisions).

20.                               Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21.                               Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ATTEROCOR, INC.

By:	/s/ Raili Kerppola	Date:	July 25, 2012

Name:	Raili Kerppola

Title:	Treasurer and Secretary

EXECUTIVE:

/s/ Julia Owens		Date:	July 25, 2012
Julia Owens

[SIGNATURE PAGE TO JULIA OWENS EMPLOYMENT AGREEMENT]